    As filed with the Securities and Exchange Commission on February 2, 2001
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549
                                ________________

                                    FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                          GLOBAL CAPITAL PARTNERS INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                                     52-1807562
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)

                         6000 FAIRVIEW ROAD, SUITE 1410
                         CHARLOTTE, NORTH CAROLINA 28210
                                 (704) 643-8220

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MARTIN A. SUMICHRAST
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        6000 FAIRVIEW ROAD, SUITE 1410
                         CHARLOTTE, NORTH CAROLINA 28210
                                (704) 643-8220

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ________________


                                    COPY TO:

                             PAUL F. MCCURDY, ESQ.
                           KELLEY DRYE & WARREN LLP
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                         STAMFORD, CONNECTICUT 06901
                               (203) 324-1400
                                ________________

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ________________

                         CALCULATION OF REGISTRATION FEE

================================= ================ =========================== ============================ =======================
        Title of Shares            Amount to be         Proposed Maximum            Proposed Maximum              Amount of
        to be Registered            Registered      Offering Price Per Share    Aggregate Offering Price       Registration Fee
                                                              (1)                          (1)
--------------------------------- ---------------- --------------------------- ---------------------------- -----------------------
Common Stock,                        2,042,063
par value $.05 per share            shares (2)             $1.58 (3)                   $3,226,459.54                 $806.61
--------------------------------- ---------------- --------------------------- ---------------------------- -----------------------
Common Stock, par value $.05          50,000
per share                           shares (4)             $5.50 (5)                    $275,000                    $68.75
--------------------------------- ---------------- --------------------------- ---------------------------- -----------------------
Total                                                                                                               $875.36
================================= ================ =========================== ============================ =======================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Represents shares that the selling stockholder named herein may currently acquire upon conversion of the registrant's 5% convertible debentures at an assumed conversion price of $1.57 per share. Also includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the 5% convertible debentures.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based on the average of the high and low prices on January 30, 2001, as reported by the Nasdaq SmallCap Market.

(4) Represents shares that the selling stockholder named herein may acquire upon exercise of outstanding warrants. Also includes an indeterminate number of shares that may become issuable in the event of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the warrants.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(1) based on the exercise price of the warrants of $5.50 per share.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS                         SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2001




                                2,092,063 SHARES

                          GLOBAL CAPITAL PARTNERS INC.

                                  COMMON STOCK

         These shares may be offered and sold from time to time by the selling stockholder identified in this prospectus. The selling stockholder will receive all of the net proceeds from the sale of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares.

         Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "GCAP." (Under our former name, Eastbrokers International Incorporated, our common stock was traded on the Nasdaq SmallCap Market under the symbol "EAST.") On February 1, 2001, the closing sale price of our common stock was $1.59 per share. Our common stock also trades on the Berlin and Frankfurt Stock Exchanges under the symbol "ETB."

                          -----------------------------


         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THESE SHARES.

                          -----------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------




     The date of this prospectus is                    , 2001.

                               TABLE OF CONTENTS

                                                                            PAGE

Where You Can Find More Information...........................................3

Cautionary Statement Regarding Forward-Looking Statements.....................4

The Company...................................................................6

Risk Factors.................................................................10

Use of Proceeds..............................................................19

Selling Stockholder..........................................................19

Plan of Distribution.........................................................21

Legal Matters................................................................22

Experts......................................................................22



        YOU SHOULD RELY ONLY UPON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE SELLING STOCKHOLDER HAS NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION FROM THAT CONTAINED IN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING STOCKHOLDER IS NOT MAKING AN OFFER TO SELL THESE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. IN THIS PROSPECTUS,"GLOBAL CAPITAL" MEANS GLOBAL CAPITAL PARTNERS INC. ONLY. GLOBAL CAPITAL IS THE ISSUER OF THE PUBLICLY TRADED COMMON STOCK COVERED BY THIS PROSPECTUS. "GLOBAL CAPITAL GROUP," "WE," "US" AND "OUR" EACH MEANS GLOBAL CAPITAL AND ITS SUBSIDIARIES COLLECTIVELY.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our reports, proxy statements and other information filed with the SEC are also available to the public from our web site at http://www.gcapitalpartners.com or at the SEC's web site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding Global Capital and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the sources listed above.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

o Annual Report on Form 10-KSB, Form 10-KSB/A and Form 10-KSB/A2 for the year ended March 31, 2000;

o Quarterly Reports on Form 10-QSB for the quarters ended June 30, 2000 and September 30, 2000;

o Current Reports on Form 8-K dated March 23, 2000 and June 14, 2000 and Form 8-K/A dated June 14, 2000; and

o The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on June 8, 1995 and in Amendment No. 5 to our Registration Statement on Form S-1, Registration No. 33-89544, filed with the SEC on June 8, 1995 and any amendment or report filed to update this description.

         We will provide to you upon written or oral request at no cost a copy of any or all of these documents by writing or telephoning us at the following address and telephone number: 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210; telephone: (704) 643-8220; attention Christine Smith.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements about anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products, anticipated market performance and similar matters. The words "anticipate," "project," "plan," "intend," "estimate," "expect," "may," "believe" and similar words are intended to identify the statements that are forward-looking statements. A variety of factors could cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to:

o    transaction volume in the securities markets;

o    the volatility of the securities markets;

o    fluctuations in interest rates;

o changes in regulatory requirements which could affect the cost of doing business;

o    fluctuations in currency rates;

o    general economic conditions, both domestic and international;

o    changes in the rate of inflation and related impact on securities markets;

o competition from existing financial institutions and other new participants in the securities markets;

o significant and rapid changes in technology which could negatively affect our Internet related projects;

o legal developments affecting the litigation experience of the securities industry;

o changes in federal and state tax laws which could affect the popularity of products sold by us; and

o those risks and uncertainties set forth under the caption "Risk Factors" on beginning page 10 and in our other filings with the SEC.

         You should not place undue reliance on these forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                                   THE COMPANY

         We operate a highly diversified, international investment banking and securities network.

         We own and/or operate the following companies:

o    Global  Capital  Securities  Corporation,   a  Denver  based  full  service
     investment banking and brokerage firm;

o Global Capital Markets LLC, a New York based investment banking and brokerage firm;

o A majority interest in Sutton Online Inc., a New York based on-line trading firm; and

o A thirty percent interest in MoneyZone.com, a capital formation Internet portal which matches investors and entrepreneurs.

         We are a Delaware corporation organized in 1993. Our principal executive offices are located at 6000 Fairview Road, Suite 1410, Charlotte, North Carolina 28210, and our telephone number is (704) 643-8220.

UNITED STATES OPERATIONS

         GLOBAL CAPITAL SECURITIES CORPORATION. Global Capital Securities operates 16 retail brokerage offices in 15 cities across the United States. These offices include 6 company-owned branches and 10 franchise branches employing over 250 people, of which approximately [200] are registered representatives. Global Capital Securities is a registered broker-dealer with the SEC and is licensed in 50 states and the District of Columbia. It is also a member of the NASD and the SIPC. Customer accounts are insured to $100 million under the SIPC excess insurance program. Global Capital Securities operates pursuant to the exemptive provisions of SEC Rule 15c3-3 (k)(2)(ii) and clears all transactions with and for customers on a fully disclosed basis. Since its inception, Global Capital Securities has participated in the underwriting and/or co-underwriting of over $500 million in initial and secondary equity and debt offerings for over 50 public U.S. companies.

         Global Capital Securities maintains its clearing arrangement with Fiserv Correspondent Services, Inc., a subsidiary of Fiserv, Inc. Fiserv Correspondent Services provides Global Capital Securities with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables Global Capital Securities to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base.

         Global Capital Securities operates primarily as a full-service retail brokerage firm focusing on individual investors. It also maintains and conducts corporate finance, proprietary research and trading activities. Global Capital Securities provides its brokerage clients with a broad range of traditional investment products and services. Global Capital Securities also strives to distinguish itself with investors and corporate finance clients through its commitment to professional but personalized service. Its investment banking department's mission is to enhance and develop the capital structures of small to middle-market emerging growth companies through private placements, bridge financing and public offerings in order to enable the firm's corporate finance clients to capitalize on promising business opportunities, favorable market conditions, and/or late stage product development. Global Capital Securities is also active in the public finance area with offerings of public and private debt securities. This activity is complemented by a bond trading department that focuses on government, municipal and corporation obligations.

         Global Capital Securities is constantly seeking new opportunities to create additional revenue sources and cost savings. The potential result is increased internal growth, which complements external growth through acquisitions. Several initiatives that Global Capital Securities has undertaken in this regard follow:

         1. FIXED INCOME. In December 1998, Global Capital Securities added a fixed income department. This group is responsible for the underwriting, trading, retail distribution and research of government, municipal and corporate bonds. This group adds an additional profit center to the retail, corporate finance and equity trading divisions and also has created synergies with the other departments. As Global Capital Securities works to broaden the product base of its financial consultants and their customers, the fixed income department creates or locates new product through underwritings or independent research ideas. Additionally, the fixed income department allows Global Capital Securities' corporate finance to capture business that would not have been previously available.

         2. ASSET ALLOCATION. Global Capital Securities has developed an in-house asset allocation program to augment the efforts of our financial consultants. This in-house system was developed utilizing industry software which, along with additional marketing materials, is customized for our use. This approach represents an investment strategy which is based on a Nobel Prize winning study called "Modem Portfolio Theory," the basis of which is that people can create "optimal"-risk-vs.-return portfolios by mixing varying amounts of different asset classes according to their correlation to one another. Many market studies suggest that asset allocation, rather than individual investment selection, accounts for over 90 percent of a typical portfolio's returns. We concur with this notion, and as a result, are educating our financial consultants to utilize the program. The results have been very favorable and we have found this approach to be an effective tool for gathering more assets. Global Capital Securities believes that the new communication systems that are being implemented and which will be available at the desk top level will enhance our financial consultants' ability to utilize the asset allocation model.

         3. MANAGED MONEY. In keeping with the changes in the securities industry, Global Capital Securities is actively entering the field of managed-money and wrap-fee compensation arrangements in place of the more traditional fee-per-transaction approaches. In short, the managed money approach charges the client a flat annual percentage of the money managed rather than a fee for each transaction. Many people believe that this approach better aligns the investment advisor's goals with that of the client. This approach requires some additional accounting and registration procedures, both of which have been implemented by Global Capital Securities and its applicable business partners. Global Capital Securities intends to hire additional financial consultants with managed money experience in addition to actively re-educating our existing financial consultants.

         4. RETAIL EXPANSION. Currently, Global Capital Securities is focusing on filling its existing offices in order to improve efficiencies. In addition, Global Capital Securities and Global Capital Markets have combined their brokerage businesses to form a single brokerage operation. Due to recent severe correction in the over-the-counter U.S. equity markets, several competitors of Global Capital Securities have ceased business. As a result, numerous opportunities have arisen that may result in the expansion into several additional markets. We are actively pursuing these opportunities to continue the expansion of our operations.

         GLOBAL CAPITAL MARKETS LLC. Effective January 1, 2001, Global Capital Markets and Global Capital Securities combined operations to create greater efficiencies and to eliminate redundant functions. Prior to the combination of our brokerage operations, Global Capital Markets operated from a single location with over 80 financial consultants. Similar to Global Capital Securities, Global Capital Markets operated primarily as a retail brokerage firm focusing on individual investors. In addition, Global Capital Markets augmented its product offerings through its corporate finance and trading activities. Global Capital Markets provided its retail clients with a broad range of traditional and progressive investment products and services. Global Capital Markets is a registered broker dealer with the SEC and a member of the NASD and the SIPC. Global Capital Markets operates pursuant to the exemptive provisions of SEC Rule 15c3-3(k)(2)(ii) and clears all transactions with and for customers on a fully disclosed basis.

         Global Capital Markets transitioned its clearing arrangement from CIBC Oppenheimer, a division of CIBC World Markets Corp. to Fiserv Correspondent Services as part of the process of combining our brokerage operations. It also maintains an additional relationship with Penson Financial Services Inc., a division of Service Asset Management Company. Fiserv Correspondent Services provides Global Capital Markets with back office support, transaction processing services on all the principal national securities exchanges and access to many other financial services and products. This arrangement enables Global Capital Markets to offer its clients a broad range of products and services that is typically only offered by firms that are larger and/or have a larger capital base. Service Asset Management Company provides similar services as Fiserv, but it is utilized by Global Capital Markets for the online customer accounts using the Sutton Online trading systems.

         SUTTON ONLINE INC. Sutton Online is an online trading firm that offers trade executions, level II software and data, Internet service and training for online investors to individual investors, money managers and hedge funds. Sutton Online also provides brokerage firms the necessary tools to offer financial products via the Internet.

         Sutton Online has two principal products, SONIC 2000 and Web Based Trading application. SONIC 2000 is its flagship product, which provides the user with dynamic quotations on the NYSE, AMEX, and NASDAQ combined with instant trade routing to market makers and electronic communication networks. Its Web Based Trading system is an entry-level platform for the amateur online trader. Sutton Online has added an array of products to meet the needs of both retail and broker-dealer clients. Sutton Online now offers the following direct access software: SONIC 2000; RealTick III; the Terminator; the EZ Daytrader; and the JTerminator. Each product targets a specific demographic profile, and has unique operating characteristics. Sutton Online is currently testing two proprietary filtering devices, the LiveWire Advisor and the Market Sweeper. Both of these products contain next-generation technology and have the ability to provide both visual and audio alerts.

         MONEYZONE.COM. MoneyZone.com operates a website which provides five primary services to its customers: the ability to apply for a commercial loan from a network of more than 100 lenders; the ability to list a business for sale; the ability to post an equity funding request; search capabilities for professional service providers; and a business toolkit with resources for business owners.

EUROPEAN OPERATIONS

         In May 2000, Sutton Online announced the formation of a wholly owned subsidiary, Sutton Online Europe. Sutton Online Europe intends to develop and market online trading products and services to European clients. Sutton Online Europe, whose operations will be based in Germany, intends to utilize the professional-level online trading platform of Sutton Online to execute trades in U.S. and European securities.

         In June 2000, Sutton Online Europe acquired a majority interest in Total Online s.r.o., a Czech Republic based online trading software developer, and a minority interest in Total Solutions s.r.o., a Czech Republic based developer of front and back office financial management software solutions for financial institutions, investment companies and brokerages. Total Online develops software for advanced online trading systems that allows users to buy and sell securities on various worldwide exchanges. One of the products will be able to be used for trading on the New York, Prague, Vienna, Frankfurt and Amsterdam's AEX Exchanges, as well as Nasdaq.

         In June 2000, due to continued net operating losses and persistent net cash flow deficits, we sold our interest in Eastbrokers Beteiligungs AG and its subsidiaries for U.S. $27.5 million in equity securities and notes receivable. We intend to utilize a portion of the proceeds from this sale to expand our U.S. brokerage operations and further the development and purchase of various strategic investment banking and brokerage operations in Western Europe, particularly in the rapidly growing German market. We intend to continue participating in the Eastern European markets through multiple fee-based franchise agreements with Eastbrokers Beteilingungs AG's operations in Poland, the Czech Republic and Slovenia.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, TOGETHER WITH OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. WE FACE A VARIETY OF RISKS IN THE CONDUCT OF OUR BUSINESS, ANY OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US, OUR BUSINESS AND OUR FINANCIAL PERFORMANCE. SOME OF THESE RISKS ARE SUMMARIZED BELOW. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE LIST OF ALL MATTERS THAT COULD ADVERSELY AFFECT US, AND THERE ARE MANY FACTORS BEYOND OUR CONTROL THAT AFFECT US, OUR BUSINESS AND OUR FINANCIAL PERFORMANCE.

        THE VOLATILE NATURE OF THE SECURITIES BUSINESS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE AS WELL AS OUR STOCK PRICE. The securities business is naturally subject to various risks, particularly in volatile or illiquid markets. Among the risks are potential losses resulting from the following activities:

o    underwriting or owning securities;

o    trading, arbitrage and merchant banking activities;

o    failure by the other party to meet commitments;

o    customer fraud and employee fraud;

o    misconduct and errors;

o    failures in connection with processing securities transactions; and

o    litigation.


         Various factors affect a securities firm's business and profitability. These factors include the firm's credit capacity or perceived creditworthiness and competitive factors, including the ability to attract and retain highly skilled employees. These and other factors may contribute to reduced levels of new issuances of securities or merger, acquisition, restructuring and leveraged capital activities, including leveraged buyouts and high-yield financing. These factors may also reduce the level of participation in financing and investment related to these activities. This generally results in lower revenues from investment and merchant banking fees and from underwriting and corporate development investments. Reduced volume of securities transactions and reduced market liquidity generally result in lower revenues from dealer and trading activities and commissions.

         Lower price levels of securities may result in a reduced volume of transactions and in losses from declines in the market value of securities held in trading, investment and underwriting positions. Sudden sharp declines in market values of securities and the failure of companies issuing securities and parties on the other side of a transaction to perform their obligations can result in illiquid markets. In such markets, we may not be able to sell securities and may have difficulty covering our securities positions. Such markets, if prolonged, may also lower our revenues from investment banking, merchant banking and other investments, and could have a material adverse effect on our results of operations, financial condition and cash flows.

         Our principal business activities (investment banking, securities sales and trading and correspondent brokerage services) are naturally highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. Consequently, our net income and revenues, as well as our stock price, have been, and may continue to be, subject to wide fluctuations. This, of course, reflects the impact of many factors that are beyond our control. These factors include:

o    securities market conditions;

o    the level and volatility of interest rates;

o    competitive conditions; and

o    the size and timing of transactions.


         Numerous other national and international factors affect the securities business and the profitability of securities firms, including:

o    economic and political conditions;

o    broad trends in business and finance;

o    legislation  and  regulation   affecting  the  national  and  international
     business and financial communities;

o    currency values;

o    inflation;

o    market conditions;

o    the availability of short-term or long-term funding and capital;

o the credit capacity or perceived creditworthiness of the securities industry in the marketplace; and

o    the level and volatility of interest rates.


         WE COULD BE ADVERSELY AFFECTED BY THE SIGNIFICANT COMPETITION WITHIN THE SECURITIES INDUSTRY. We encounter significant competition in all aspects of the securities business and compete worldwide directly with other domestic and foreign securities firms. Many of these competitors have greater capital, financial and other resources than we have. In addition to competition from firms currently in the securities business, there has been increasing competition from other sources, such as commercial banks and investment boutiques.

         Such competition could also affect our ability to attract and retain highly skilled individuals to conduct our various businesses, which may have an adverse effect on our business. The principal competitive factors influencing our business are:

o    our professional staff;

o    our reputation in the marketplace;

o    our existing client relationships;

o    the ability to commit capital to client transactions; and

o    our mix of market capabilities.


         The adequacy of our capital levels will also influence our ability to compete effectively in securities brokerage and investment banking activities. In addition, our ability to expand our business may depend on our ability to raise additional capital.

         OUR FAILURE TO COMPLY WITH THE EXTENSIVE FEDERAL, STATE AND FOREIGN REGULATION OF OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECTS UPON US. Our business (and the securities industry generally) is subject to extensive regulation. First, we are subject to regulation in the United States, and the European countries where our subsidiaries operate. Second, we are subject to regulation by various foreign financial regulatory authorities in the jurisdictions outside of the United States and Europe where we do business. Finally, we are subject to regulation by industry self-regulatory organizations, which require strict compliance with their rules and regulations. Our failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material adverse effect on us and could affect our stock price.

         Compliance with many of the regulations that apply to us involves a number of risks, particularly in areas where applicable regulations may be unclear. The SEC, other governmental regulatory authorities, including state securities regulators, and self regulatory organizations may institute administrative or judicial proceedings or arbitrations. These proceedings or arbitrations may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, de-registration of or suspension of a broker-dealer, investment adviser or futures commission merchant, statutory disqualification of our officers or employees or other adverse consequences. Moreover, even if no such actions are taken, there could be a material adverse effect on our perceived creditworthiness, reputation and competitiveness. Customers of ours or others who allege that our violation of applicable regulations have damaged them also may seek to obtain compensation from us, including unwinding any transactions with us. Such unwinding could have an adverse impact on our business.

         Other regulatory and legislative changes may adversely affect our manner of operation and profitability. These include:

o additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers;

o changes in rules promulgated by the SEC, foreign governmental regulatory authorities and self regulatory organizations; and

o    changes in the interpretation or enforcement of existing laws and rules.

         Regulations may materially affect our business in two ways. First, regulations may directly apply to us in the conduct of our business. Second, laws, rules and regulations that apply generally to the industry or the market as a whole may materially affect the market for our products and services. Some examples of factors that could affect the volume of our underwriting, merger and acquisition and merchant banking business are:

o    existing and proposed tax legislation;

o antitrust policy and other governmental regulations and policies (including interest rate policies); and

o changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.


         VARIOUS MARKET, CREDIT AND LIQUIDITY RISKS ASSOCIATED WITH OUR UNDERWRITING AND TRADING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. We conduct our underwriting, securities trading, market-making and arbitrage activities as principal and in doing so subject our capital to significant risks, including market, credit (including counterparty) and liquidity risks.

         Our underwriting, securities trading, market-making and arbitrage activities often involve the purchase, sale or short-sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations in liquidity. From time to time, we have large position concentrations in certain types of securities or commitments and in the securities of or commitments to a single issuer. Through our subsidiaries and affiliate offices, we engage in proprietary trading of United States and European securities with an emphasis on government and corporate bonds, local debt instruments and equity securities. These transactions involve risks associated with the political instability and relative currency values of the nations in which the issuer principally engages in business, including the risk of nationalization. Additionally, from time to time, we have substantial position concentrations in high-yield issuers or commitments to high-yield issuers.

         These securities generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets and vulnerability to general economic conditions. The level of our high-yield securities inventories and the impact of such activities upon our results of operations can fluctuate from period to period as a result of customer demands and economic and market considerations.

         For competitive and other reasons, the trend in all major capital markets toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter may retain significant position concentrations in individual securities. Such concentrations increase our exposure to specific credit, market and political risks. Also, material fluctuations in foreign currencies against the U.S. dollar, in the absence of countervailing covering or other procedures, may result in losses or gains in the carrying value of certain assets located or denominated in non-U.S. jurisdictions or currencies.

         We derive much of our revenue from commissions generated by our broker-dealers from retail brokerage transactions in equity and debt securities, underwriting activities and private placements. We believe that as the business of the broker-dealers develops, the broker-dealers will engage in securities trading for their own accounts. These activities may involve the purchase, sale or short-sale of securities as principal and may involve certain risks which may limit our ability to resell securities we purchased or to repurchase securities sold in such transactions. These risks include change in the market price of such securities and a decrease in the liquidity of markets. Principal and underwriting transactions also involve economic, political, credit, currency, interest rate and other related risks, any of which could result in an adverse change in the market price of the relevant securities.

         OUR MERCHANT BANKING ACTIVITIES ARE VERY CAPITAL INTENSIVE AND HAVE A POTENTIAL FOR LOSS WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS. Securities firms, such as us, increasingly promote major client transactions and transactions sponsored by the clients' own pools of capital by using their capital in a variety of investment activities that have been broadly described as "merchant banking." These activities include, among other things, purchasing equity or debt securities or making commitments to purchase such securities in various transactions. These include mergers, acquisitions and restructuring and leveraged capital transactions, including leveraged buyouts and high-yield financing.

         Such positions and commitments may involve substantial amounts of capital and significant exposure to any one issuer or business, as well as market, credit and liquidity risks. Purchasers of equity securities in these transactions generally hold them for appreciation, and the securities are not readily marketable and typically do not provide dividend income. Debt securities purchased in such transactions typically rank subordinate to bank debt of the issuer and may rank subordinate to other debt of the issuer.

         We also provide and arrange bridge financing. Bridge financing assures funding for major transactions, with the expectation that refinancing will be obtained through the placement of high-yield debt or other securities. Such activities may also involve substantial amounts of capital and significant exposure to any one issuer as well as various risks associated with credit conditions and vulnerability to general economic conditions.

         There can be no assurance that we will not experience significant losses as a result of such activities. Such losses may have an adverse effect on our business.

         OUR INABILITY TO RAISE ADDITIONAL REQUIRED CAPITAL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. We may need to raise additional funds to provide working capital or to respond to unforeseen needs or to take advantage of unanticipated opportunities. Over the longer term, it is likely that we will require substantial additional monies to continue to fund our working capital needs. These funds may not be available at the time or times needed, or available on terms acceptable to us. If adequate funds are not available on acceptable terms, we may not be able to take advantage of market opportunities, to develop new services or products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         INADEQUATE FINANCING TO SUPPORT OUR BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON US. A substantial portion of our total assets consists of highly liquid marketable securities and short-term receivables arising from securities transactions. The highly liquid nature of these assets provides us with flexibility in financing and managing our business. However, certain of our activities, such as merchant banking, frequently involve substantial capital commitments in securities which are often illiquid. Such funds and capital include equity, long-term debt and short-term borrowings which consist of securities sold under agreements to repurchase, master notes and committed and uncommitted lines of credit.

         All repurchase transactions and a portion of our bank borrowings are made on a collateralized basis. This means that we have to pledge assets of ours in order to secure the funds involved in the repurchase transactions or borrowings. Liquidity management includes monitoring assets available to pledge against short-term borrowing. We maintain borrowing relationships with a broad range of banks, financial institutions, counterparties and others. The volume of our borrowings generally fluctuates in response to changes in the amount of resale transactions outstanding, the level of our securities inventories and overall market conditions. Availability of financing can vary depending upon market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the securities industry. Adequate financing to support our businesses may not continue to be available in the future.

         OUR ABILITY TO PAY DIVIDENDS, REPAY DEBT AND REDEEM OR REPURCHASE SHARES OF OUR OUTSTANDING CAPITAL STOCK COULD BE ADVERSELY AFFECTED BY POTENTIAL RESTRICTIONS RESULTING FROM NET CAPITAL REQUIREMENTS ON THE BUSINESS OF REGULATED SUBSIDIARIES AND ON THE WITHDRAWAL OF CAPITAL. As a registered broker-dealer in the United States, we are required to comply with certain regulatory authorities and net capital rules. These rules specify minimum net capital requirements for registered broker-dealers and stock exchange members. They attempt to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. Accordingly, the rules require that at least a substantial portion of assets be kept in cash or highly liquid investments. Compliance with such net capital requirements could limit operations that require the intensive use of capital, such as underwriting and trading activities. These rules also could restrict our ability to withdraw capital from restricted accounts governed by regulatory restrictions, even in circumstances where these accounts hold more than the minimum amount of required capital. This, in turn, could prevent or limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock.

         OUR INABILITY TO OBTAIN REPAYMENT OF NOTES RECEIVABLE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. In connection with our sale of our interest in Eastbrokers Beteiligungs AG in June 2000, we received three promissory notes in the aggregate principal amount of $25.5 million from the purchasers, which were three Dutch companies. The notes bear interest at 7% per annum and are due and payable in nine equal annual installments plus accrued interest. These notes receivable currently comprise approximately 52% of our total assets. We may not be able to collect all or a significant portion of the amounts due to us under the notes. In the event that the purchasers defaulted on the notes, our financial condition would be materially and adversely affected and we may not be able to take advantage of opportunities to expand our brokerage operation or to develop or expand our online services. This could have a further material adverse effect on our business, financial condition, results of operations and cash flows.

         WE HAVE POTENTIAL SECURITIES LAWS LIABILITY EXPOSURE IN CONNECTION WITH OUR BUSINESS. Many aspects of our business involve substantial risks of liability. In recent years, litigation involving the securities industry has increased, including class actions that generally seek substantial damages. Companies engaged in the underwriting and distribution of securities are exposed to substantial liability under applicable securities laws.

         WE DEPEND ON CERTAIN KEY MEMBERS OF MANAGEMENT AND THE LOSS OF ANY ONE OF THEM COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR PERFORMANCE AS A WHOLE. Most aspects of our business depend on highly-skilled individuals. We devote considerable resources to recruiting, training and compensating such individuals and have taken further steps to encourage such individuals to remain in our employ. Individuals employed by us may, however, choose to leave at any time to pursue other opportunities. Moreover, operating our business depends principally on certain key management personnel. In particular, Martin A. Sumichrast and Kevin D. McNeil have played significant roles in promoting, developing and managing Global Capital. Messrs. Sumichrast and McNeil are officers, directors and employees of us. If we terminate the employment of either of them, or if either is unable to perform his duties, there may be a significant adverse effect on our performance as a whole. We expect that our potential growth and any expansion into new areas and activities requiring additional expertise (such as new markets or the development of new products) will place additional demands on our human resources. We anticipate such demands will require us to add new management personnel and to develop additional expertise in our existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on our prospects for success. Competition for such personnel is intense and we may not be able to hire and/or retain adequate personnel. At the present time, we have key-man life insurance policies in effect on Mr. Sumichrast and Mr. McNeil.

         WE HAVE SUFFERED OPERATING LOSSES AND WE CANNOT PREDICT WHETHER OUR FUTURE OPERATIONS WILL BE PROFITABLE OR THAT WE WILL HAVE AVAILABLE FUNDS ADEQUATE TO FUND OUR OPERATIONS. Despite our net income of $963,000 for the six months ended September 30, 2000, since our formation, we have suffered substantial cash flow deficits and operating losses. The net loss for the fiscal year ended March 31, 1999 was $5,912,000 and the net loss for the fiscal year ended March 31, 1998 was $3,677,000. Our accumulated deficit as of September 30, 2000 was a negative $5,476,000. We cannot assure you that our future operations will be profitable or that we will have available funds adequate to fund our operations. Should our operations be profitable, it is likely that we would retain much or all of our earnings to finance future growth and expansion.

         IF OUR COMMON STOCK WAS DELISTED, OUR STOCKHOLDERS MAY FACE DIFFICULTY SELLING OUR SECURITIES. In the event that our common stock was no longer to meet applicable Nasdaq SmallCap Market requirements and was delisted from the Nasdaq SmallCap Market, we would attempt to have our securities traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets." In such event, holders of our securities would likely encounter greater difficulty in disposing of these securities and/or obtaining accurate quotations as to the prices of our securities.

         IF OUR COMMON STOCK WAS DELISTED FROM THE NASDAQ SMALLCAP MARKET, TRANSACTIONS INVOLVING THE SECURITIES MAY BECOME SUBJECT TO PENNY STOCK RULES THAT IMPOSE ADDITIONAL SALES PRACTICE REQUIREMENTS ON BROKER-DEALERS WHO SELL SUCH SECURITIES TO PERSON OTHER THAN ESTABLISHED CUSTOMERS AND ACCREDITED INVESTORS. The SEC has adopted regulations which generally define "penny stock" to include any equity security other than a security that is registered on a national securities exchange, authorized for quotation on Nasdaq or has a price of $5.00 or more per share, subject to certain exceptions. Since our common stock is currently listed on the Nasdaq SmallCap Market we are exempt from the definition of penny stock at this time. If at any time our common stock is delisted from the Nasdaq SmallCap Market, transactions involving the securities may become subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions subject to penny stock rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, the SEC mandates a risk disclosure document relating to the penny stock market which the broker-dealer must deliver prior to any transaction involving a penny stock, unless an exemption applies. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and disclose current quotations for the securities. If the broker-dealer is the sole market-maker, the broker-dealer must also disclose this fact as well as its presumed control over the market. Finally, broker-dealers must send monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities in the secondary market.

         THE ISSUANCE OF PREFERRED STOCK COULD MAKE A TAKEOVER OF US OR THE REMOVAL OF OUR MANAGEMENT MORE DIFFICULT. Our Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock without prior stockholder approval. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and all other rights, preferences and privileges with respect to this and any other series of preferred stock that may be issued. The issuance of any series of preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock. The Board of Directors could use this as a means to prevent a change in control of us. Future additional issuances of preferred stock may provide for dividends, certain preferences in liquidation and conversion rights. Such preferred stock issuance could make the possible takeover of us, or the removal of our management more difficult. The issuance of such preferred stock could discourage hostile bids for control of us in which stockholders could receive premiums for their common stock, could adversely affect the voting and other rights of the holders of the common stock, or could depress the market price of our common stock.

         THERE ARE RISKS SPECIFIC TO GEOGRAPHIC AREAS OUTSIDE THE UNITED STATES IN WHICH WE CONDUCT BUSINESS WHICH COULD, IF REALIZED, RESULT IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. Our investments may include securities of issuers resident in areas currently in a state of flux. These regions' political institutions and economic policies now face the challenges of rapid change. Their populations are ethnically diverse and cultural and religious tensions abound. Memories of conflicts, past injustices and the legacy of the denial of justice and the expropriation of property will continue to create tension for years to come. These problems will compound the difficulties of the change from a centrally planned economy to a market economy. For these reasons, our investments will be subject to risks of a nature and degree not normally encountered in more developed economies and additional to those inherent in any equity investment. Specific examples of some of these risks are described below:

o Liquidity of Our Investments: The nature of our investments in these geographic areas limits their potential secondary market. Accordingly, we may not be able to achieve the full value of our investments on disposal. Although we anticipate that liquidity will improve once local stock markets are operational, there is no guarantee that the markets will be as liquid as those of developed countries.

o Political and Economic Factors: The countries in which some of our operations are concentrated had centrally-planned, socialist economies for many years. Attempts at political and economic reform have been made with limited success and it is impossible to foresee whether such reforms will achieve their intended aims. Countries may impose restrictions on investing in specific companies or industries which they consider to be important or sensitive to national interests, but which also may be the best investment opportunities available there. Additionally, changes in government policy may result in countries expropriating investments.

o Valuation Risk: Accounting and financial reporting standards in selected countries are not equivalent to International Accounting Standards or US Generally Accepted Accounting Standards. Consequently, less information is available to investors in the selected countries than in more developed capital markets. Nevertheless, we will use valuations and financial reports of international auditing firms and will apply all other means to monitor unlisted investments.

o Problems of Transition and Business Failure: Until recent years, virtually all industrial output within the Comecon and Warsaw Pact countries was generated from state-owned industry. As a result, few individuals understand basic capitalistic management skills and techniques. Privatization of much of the region's industry and the transition to a more market-orientated economy will be difficult. Industry in the region is considerably less developed and less efficient than industry in Western Europe and the United States. In addition to doubts as to the continuing viability of much of the region's industry, those businesses which survive are likely to require considerable capital investment and restructuring. The failure of one or more businesses in which we have invested may have a significant adverse effect on our performance as a whole.

o Changes in Law and Enforcement of Rights: In cases where competing claims arise or in cases of re-nationalization, it may be difficult to enforce our rights in several of the countries where we operate. There are several reasons for this. First, legislation relating to securities, stock markets and property rights may not exist. Second, these countries may only very recently have introduced such legislation, and may introduce significant new legislation at any time. Finally, existing legislation is likely to be subject to extensive amendment.

o Investment and Repatriation Restrictions: We may require governmental registration and/or approval in order to repatriate investment income, capital and the proceeds of sales by foreign investors. A number of countries in which we may invest do not have freely convertible currencies or their currencies may only be convertible at rates determined by their governments. Countries may also impose repatriation restrictions at any time. Changes in the value of currencies in which our investments are denominated will result in a corresponding change in the value of our assets which are generally denominated in the local functional currencies. Investors should note that the local currencies involved may be subject to rapid devaluation against the major "hard" currencies, with the corresponding result that delays in currency conversion may cause significant losses.

o Taxation: Taxation of dividends and capital gains received by non-residents varies among the selected countries. In addition, the selected countries generally have less well defined tax laws and procedures, and such laws may permit retroactive taxation. As a result, we could, in the future, become subject to local tax liabilities that had not been anticipated in conducting our investment activities or valuing our assets.

         SIGNIFICANT AND RAPID CHANGES IN TECHNOLOGY COULD NEGATIVELY AFFECT OUR INTERNET-RELATED PROJECTS. The market for Internet products and services has only recently begun to develop and is rapidly evolving. Significant technological changes could render our existing Internet-related products and services obsolete. To be successful, we must adapt to this rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, certain portions of our business could be materially adversely affected.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of the shares by the selling stockholder. Also, we will bear the costs of registering the shares covered by this prospectus. Those costs include registration and filing fees and Nasdaq listing fees and expenses of our counsel and accountants.

         However, the selling stockholder will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholder for brokerage services.

                               SELLING STOCKHOLDER

         The following table sets forth the name of the selling stockholder and the number of shares of common stock beneficially owned by it as of of February 1, 2001 which may be offered pursuant to this propspectus. This information is based upon information provided to us by either the named selling stockholder or our transfer agent. Because the selling stockholder may offer all, some or none of its shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after such offering can be provided. The term "selling stockholder" includes the stockholder listed below and its transferees, pledgees, donees or other successors. The selling stockholder is currently not an affiliate of Global Capital Partners and has had a material relationship with Global Capital Partners during the past three years.

         The terms of our 5% convertible debentures provide that the number of shares that we can issue to the selling stockholder upon conversion of the debentures may not exceed 19.999% of the number of shares of our common stock outstanding on the date of issuance of the debentures, or 2,092,063 shares, until our stockholders approve the issuance upon conversion of shares in excess of that number of shares. This limitation is required by the rules of the Nasdaq Stock Market. The selling stockholder has the right to request that we use our best efforts to obtain this stockholder approval in order to permit the full conversion of our 5% convertible debentures. If we obtained this stockholder approval, the 5% convertible debentures would be convertible into an aggregate of 3,488,372 shares of common stock based on an assumed conversion price of $0.86 per share.

        The debentures and the warrants issued to the stockholder each prohibit the holder thereof from converting the debentures or exercising the warrant to the extent that such conversion or exercise, as the case may be, would result in the holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of common stock following such conversion or exercise, as the case may be. Such restrictions may be waived by the holder of the debentures and the warrant as to itself upon not less than 61 days notice to us.


                            SHARES BENEFICIALLY                             SHARES BENEFICIALLY
                                OWNED BEFORE             SHARES                OWNED AFTER
SELLING STOCKHOLDER             THE OFFERING           BEING OFFERED           THE OFFERING
                            Number(2)   Percent(3)                          Number(2)   Percent(3)
                            ---------   ----------                          ---------   ----------
-------------------         ----------------------     -------------        ----------------------

Cortlandt Investors LLC     550,454      4.999%         2,092,063(5)            0           0


---------------
(1) To our knowledge, the selling stockholder has sole voting and investment power with respect to all common stock shown as beneficially owned by it.

(2) Includes the shares of our common stock issuable to the selling stockholder, subject to the 4.999% limitation, upon conversion of convertible debentures and exercise of warrants.

(3) Percentage ownership is based on 10,460,839 shares of common stock outstanding as of February 1, 2001 and, except as otherwise set forth herein, in each case assumes the conversion of convertible debentures and exercise of warrants.

(4)     Assumes the sale of all shares of common stock offered hereby.

(5) Represents the number of shares that the selling stockholder may currently acquire upon conversion of our 5% convertible debentures at an assumed conversion price of $0.86 per share and the exercise of warrants to purchase 50,000 shares of common stock at an exercise price of $5.50 per share. The actual conversion price of our 5% convertible debentures is the lesser of (i) $1.57 or (ii) 85% of the average of the three lowest closing bid prices in the 18 trading days prior to the date of conversion. Such number of shares does not take into account any additional adjustments, rights and preferences as set forth in our 5% convertible debentures and warrants.

                              PLAN OF DISTRIBUTION

         The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge its shares to its broker under the margin provisions of customer agreements. If the selling stockholder defaults on an margin loan, the broker may, from time, to time, offer and sell the pledged shares. The selling stockholder advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Kelley Drye & Warren LLP, of Stamford, Connecticut, will pass upon the validity of the shares offered by this prospectus. Paul F. McCurdy, a director of Global Capital, is a partner of Kelley Drye & Warren LLP.

                                     EXPERTS

         The consolidated statements of our financial condition as of March 31, 1999 and March 31, 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended incorporated by reference in this prospectus have been audited by Spicer, Jeffries & Co., independent auditors, as stated in their report appearing in our Annual Report on Form 10-KSB, as amended, for the year ended March 31, 2000, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the registrant.

                                                                  Amount To
Type or Nature of Expense                                          be Paid

SEC registration fee............................................    $   875
Accounting fees and expenses....................................     10,000
Legal fees and expenses.........................................     20,000
Miscellaneous...................................................      9,125
                                                                    -------
Total...........................................................    $40,000
                                                                    =======

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant's Certificate of Incorporation, as amended, permits the registrant to indemnify its directors, officers, employees and agents to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended.

         With respect to actions other than those by or in the right of the registrant, Section 145(a) of the Delaware General Corporation Law permits the registrant to indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was (i) a director, officer, employee or agent of the registrant, or (ii) serving at the registrant's request as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The registrant may indemnify the person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in connection with such an action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful.

         With respect to actions by or in the right of the registrant, Section 145(b) permits the registrant to indemnify any person who was, is or is threatened to be made a party (by reason of the same facts as in the preceding paragraph) to any threatened, pending or completed action or suit to procure judgment in the registrant's favor. The registrant may indemnify the person against expenses (including attorneys' fees) that are actually and reasonably incurred in connection with the defense or settlement of the action or suit. However, if the person is adjudged liable, the registrant may not indemnify the person unless a court of competent jurisdiction determines that even though the person was adjudged liable, the circumstances fairly and reasonably entitle the person to indemnity, but then only to the extent that the court deems proper.

         Pursuant to Section 145(c), the registrant must indemnify any present or former director or officer who was successful on the merits or otherwise in defense of any of the above described proceedings or in defense of any claim, issue or matter in any such proceeding against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith.

         Pursuant to Section 145(e), the registrant may pay advance of a final disposition the expenses (including attorneys' fees) of an officer or director to defend a proceeding if the person (or some other person on his or her behalf) undertakes to repay the advanced expenses in the event that it is ultimately determined that the person is not entitled to indemnification the registrant.

         The Certificate also provides that, to the fullest extent permitted by the Delaware General Corporation Law, the registrant's directors shall not be liable to the registrant or its stockholders for monetary damages for the breach of fiduciary duty as a director.

         Section 102(b)(7) of the Delaware General Corporation Law permits the registrant to provide in its Articles that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for (i) any breach of the duty of loyalty, (ii) any acts or omissions either not in good faith or involving either intentional misconduct or a knowing violation of law, (iii) certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Section 145(g) permits the registrant to purchase insurance on behalf of its directors and officers against any liability asserted against and incurred by them in such capacity, or arising out of their status as such, whether or not the registrant would have the power to indemnify directors and officers against the liability for which the insurance is purchased. The registrant has acquired officers' and directors' liability insurance of $2 million for members of its Board of Directors and executive officers.

         At present, there is no pending litigation or other proceeding involving a director or officer of the registrant as to which indemnification is being sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.      EXHIBITS.

         (a) The exhibits listed below have been filed as part of this registration statement or incorporated by reference herein.

EXHIBIT NO.     DESCRIPTION

 4.1 Certificate of Incorporation, as amended (incorporated by reference to Global Capital Partners Inc. (formerly Eastbrokers International Incorporated) Form 10-QSB for the quarter ended December 31, 1996).

 4.2 Bylaws, as amended (incorporated by reference to Global Capital Partners Inc. (formerly Eastbrokers International Incorporated) Form 10-QSB for the quarter ended June 30, 1996).

 5.1            Opinion of Kelley Drye & Warren LLP.

23.1            Consent of Spicer, Jeffries & Co.

23.2            Consent of Kelley Drye & Warren LLP (contained in Exhibit 5.1).

24.1            Power of Attorney (included within signature page).

ITEM 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time if was declared effective.

              (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on February 2, 2001.

                                GLOBAL CAPITAL PARTNERS INC.


                                By:  /s/   Martin A. Sumichrast
                                   _________________________________________
                                   Name: Martin A. Sumichrast
                                   Title:  Chairman, Chief Executive Officer,
                                           President and Director

                                POWER OF ATTORNEY

         Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Martin A. Sumichrast and Kevin D. McNeil, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including, without limitation, post-effective amendments and any amendment or amendments or registration statement increasing the amount of securities for which registration is being sought) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                    SIGNATURE                                        TITLE                             DATE
                    ---------                                        -----                             ----
/s/ Martin A. Sumichrast
--------------------------------------------
Martin A. Sumichrast                                   Chairman, Chief Executive Officer,
                                                             President and Director              February 2, 2001
                                                         (Principal Executive Officer)
/s/ Kevin D. McNeil
--------------------------------------------          Vice President, Secretary, Treasurer
Kevin D. McNeil                                           and Chief Financial Officer            February 2, 2001
                                                      (Principal Financial and Accounting
/s/ Michael Sumichrast                                             Officer)
--------------------------------------------
Michael Sumichrast, Ph.D.                                           Director                     February 2, 2001

/s/ Lawrence Chimerine
--------------------------------------------
Lawrence Chimerine, Ph.D.                                           Director                     February 2, 2001

/s/ Paul F. McCurdy
--------------------------------------------
Paul F. McCurdy, Esq.                                               Director                     February 2, 2001


--------------------------------------------
Frank Devine                                                        Director                     February  , 2001


                                  EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION

 4.1 Certificate of Incorporation, as amended (incorporated by reference to Global Capital Partners Inc. (formerly Eastbrokers International Incorporated) Form 10-QSB for the quarter ended December 31, 1996).

 4.2 Bylaws, as amended (incorporated by reference to Global Capital Partners Inc. (formerly Eastbrokers International Incorporated) Form 10-QSB for the quarter ended June 30, 1996).

 5.1            Opinion of Kelley Drye & Warren LLP.

23.1            Consent of Spicer, Jeffries & Co.

23.2            Consent of Kelley Drye & Warren LLP (contained in Exhibit 5.1).

24.1            Power of Attorney (included within signature page).